News Release

5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311 Fax: (518) 381-3668

Subsidiary:	Trustco Bank	NASDAQ -- TRST

Contact:	Kevin T. Timmons
Vice President/Treasurer
(518) 381-3607

FOR IMMEDIATE RELEASE:

TrustCo Announces Plans for Capital Retention and Dividend

Glenville, New York – March 17, 2008

TrustCo Bank Corp NY (TrustCo, NASDAQ: TRST) today announced that its Board of Directors has taken steps intended to strengthen its already strong balance sheet and provide opportunities for increased growth in the future.  The current regulatory and economic  environment stresses the need for banks to increase capital levels to support operations and growth.  Many banks have elected to ask for “TARP” funds from the federal government to add capital at the cost of diluting their existing common shareholders.  TrustCo did not ask for or accept “TARP” funds.  At the same time, banks are being assessed significantly higher insurance premiums from the Federal Deposit Insurance Corporation (“FDIC”) to help replenish the FDIC’s reserve funds.  As a result of this industry-wide initiative by the FDIC, the deposit insurance fees for TrustCo, based on the FDIC’s current proposal, will increase from $0.5 million in 2008 to an estimated $10.1 million in 2009.

While acknowledging the regulatory desire for banks to retain additional capital, along with the increased insurance assessments that are probable for the foreseeable future, the Board of Directors of TrustCo Bank Corp NY is committed to continuing to pay a cash dividend on the common stock.  The Board anticipates that the dividend will be reduced from the current quarterly level of $0.11 per share to $0.0625 per share beginning with the second quarter declaration in May, 2009.

Commenting on the dividend, Robert J. McCormick, Chairman, President and Chief Executive Officer noted, “The Board is very aware of the importance of the cash dividend to our shareholders and we are committed to continuing our long history of making these payments.  We also need to be responsive to the dramatic changes in the banking environment and the added costs that are being assessed on the industry.  Retaining capital to support growth and to provide added cushion for the future is prudent in this environment.”

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TrustCo Bank Corp is a $3.5 billion bank holding company and through its subsidiary, Trustco Bank, operates more than 125 offices in New York, Florida, Massachusetts, New Jersey and Vermont.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

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